Exhibit 10.12
NISOURCE INC.
1994 LONG-TERM INCENTIVE PLAN
FORM OF CONTINGENT STOCK AGREEMENT
     This Agreement is made as of the ___ day of _______________, between NiSource Inc. (the “Company”) and __________________ (the “Grantee”). In consideration of the agreements set forth below, the Company and the Grantee agree as follows:
     1. Grant. A contingent stock award (“Award”) of _______________ shares (“Contingent Shares”) of the Company’s common stock, par value of $.01 each (“Common Stock”), will be granted by the Company to the Grantee, subject to the following contingencies, terms and conditions. This Award is also subject to the provisions of the NiSource Inc. 1994 Long-Term Incentive Plan as amended and restated effective January 1, 2005 (the “Plan”), the terms of which are incorporated by reference herein, except for the dividend reinvestment provision contained in Section 14 of the Plan. The number of Contingent Shares to be granted pursuant to this Agreement shall be maintained as a bookkeeping entry on the books of the Company until the Common Stock underlying the Contingent Shares is delivered. No funds shall be set aside or earmarked for any Contingent Share. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the books of the Company or any other specific assets of the Company.
     2. Transfer Restrictions. Neither the rights with respect to the Award nor the Contingent Shares shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee prior to the lapse of the “Performance Restrictions” (as set forth in Section 3 of this Agreement), and until permitted pursuant to the terms of the Plan.
     3. Lapse of Performance Restrictions.
          (a) The Performance Restrictions shall lapse on the date the Officer Nomination and Compensation Committee of the Board of Directors of the Company certifies that the following conditions have been met: (i) cumulative “net operating earnings” per share of Common Stock for the three year period beginning January 1, 2008, and ending December 31, 2010 (the “Performance Period”), equal or exceed $3.90, and (ii) cumulative “funds from operations” for the Performance Period equal or exceed $2.8 billion. Upon the lapse of the Performance Conditions, the Grantee shall receive ___ shares of Common Stock. To the extent the cumulative “net operating earnings” per share of Common Stock for the Performance Period exceed $3.90 (as described above), 50% of this number of shares of Common Stock shall be increased as follows:

Cumulative Net	Increase
Operating Earnings	In
Per Share	Award
$3.96	10%
$4.02	20%
$4.08	30%
$4.14	40%
$4.20	50%
     To the extent cumulative “funds from operations” for the Performance Period exceed $2.8 billion (as described above), 50% of the number of shares of Common Stock promised under this Section 3 shall be increased as follows:

Cumulative Net	Increase
Funds from	In
Operations	Award
$2.825 billion	10%
$2.85 billion	20%
$2.875 billion	30%
$2.9 billion	40%
$2.925 billion	50%
     An Award of all shares of Common Stock granted in accordance with this Section 3 will be delivered to the Grantee no later than March 15, 2011.
          (b) As soon as practicable after the end of the Performance Period, the Committee will certify in writing whether the Performance Restrictions have been met for the Performance Period and determine the number of shares of Common Stock, if any, payable in accordance with Section 3(a) of this Agreement; provided, however, that if the Committee certifies that the Performance Restrictions have been met, the Committee may, in its sole discretion, adjust the number of shares of Common Stock payable to the Grantee with respect to the Award to reflect the effect of extraordinary events upon the Performance Restrictions. The date of the Committee’s certification under this Section 3(b) shall hereinafter be referred to as the “Certification Date”. The Company will notify the Grantee (or the executors or administrators of the Grantee’s estate, if appropriate) of the Committee’s certification following the Certification Date (such notice being the “Determination Notice”). The Determination Notice shall specify (i) the Company’s cumulate earnings per share and return on invested capital for the Performance Period and (ii) the number of shares of Common Stock payable in accordance with the Committee’s certification.

          (c) Except as otherwise provided herein, if the Grantee’s employment terminates for any reason before the lapse of the Performance Restrictions, the Award shall automatically terminate and the Grantee shall not be entitled to receive any shares of Common Stock under this Agreement. If, however, before the lapse of the Performance Restrictions, the Grantee terminates employment with the Company and its Affiliates (1) due to retirement, with having attained age 55 and completed 10 years of Service, (2) due to disability (as defined in Internal Revenue Code Section 409A and the regulations promulgated thereunder (“Code Section 409A”), or (3) due to death with less than or equal to 12 months remaining in the Performance Period, the Grantee shall receive a pro rata distribution of shares of Common Stock after the Certification Date, provided that the Committee actually certifies that the Performance Restrictions for the Performance Period have been met. Such pro rata grant of Common Stock shall be determined using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between the Date of Award and the date the Grantee terminates employment, and the denominator shall be the number of full or partial calendar months elapsed between the Date of Award and December 31, 2010. Additionally, if before the lapse of the Performance Restrictions, the Grantee terminates employment with the Company and its Affiliates due to death with more than 12 months remaining in the Performance Period, the Grantee shall receive, as soon as practicable after the date of termination, a pro rata distribution of shares of Common Stock equal to the number of shares of Common Stock that the Grantee otherwise would have received had the Performance Restrictions been met for the Performance Period. The Grantee will not be entitled to any additional shares provided in Section 3(a) of this Agreement for exceeding the Performance Restrictions. Such pro rata grant of Common Stock shall be determined using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between the Date of Award and the date the Grantee terminates employment, and the denominator shall be the number of full or partial calendar months elapsed between the Date of Award and December 31, 2010. For purposes of this Agreement, “Service” has the same meaning used in the NiSource Inc. and Northern Indiana Public Service Company Pension Plan or such other pension plan in which the Grantee is a Participant.
     4. Change in Control. Notwithstanding the provisions of Section 3 above, in the event of a Change in Control of the Company, as defined in the Plan, all Performance Restrictions and Employment Restrictions applicable to the Contingent Shares shall lapse on the fifth business day prior to the date such Change in Control is consummated. Grantees will not be entitled to an increased number of shares (as provided in Section 3 of the Plan) upon such Change in Control even if the target Performance Restrictions are exceeded.
     5. Forfeiture. All of the Contingent Shares with respect to which the Performance Restrictions have not lapsed shall be forfeited to the Company upon the date the Board of Directors of the Company determines that performance triggers described in Section 3 above have not been met. All of the Contingent Shares not forfeited pursuant to the preceding sentence, and with respect to which the Employment Restrictions have not lapsed, shall be forfeited to the Company upon the Grantee’s termination of employment with the Company and its affiliates for any reason other than those identified in Section 3 above.

     6. Issuance of Certificates. Certificates of Common Stock relating to any of the Contingent Shares shall be issued in Grantee’s name and delivered to the Grantee as soon as practicable after the Certification Date. However, notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, a Grantee is a “specified employee” for purposes of Code Section 409A, then, if necessary to avoid the imposition on the Grantee of excise tax and interest under Code Section 409A, the Company shall not deliver the Common Stock otherwise payable upon the Grantee’s termination and separation of service until a date that is as soon as practicable after 6 months following the Grantee’s termination and separation of service from the Company.
     7. No Rights as Stockholder. During the Performance Period and until Common Stock has been issued, the Grantee shall not have any rights as a stockholder of the Company with respect to the Contingent Shares.
     8. Section 162(m) Limitation on Contingent Shares. Notwithstanding Sections 3 and 4, during any calendar year with respect to which the Grantee is a “covered employee” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code), or any successor section, and regulations issued thereunder), the Employment Restrictions shall lapse only with respect to such number of Contingent Shares whose aggregate fair market value (calculated with reference to the closing price of Common Stock on the New York Stock Exchange Composite Transactions on the date such Employment Restrictions would, but for this Section 8 lapse), when added to the Grantee’s “applicable employee remuneration” (as defined in Section 162(m) of the Code or any successor section regulations thereunder) for the applicable calendar year that does not constitute “qualified performance-based compensation” (as defined in Section 162(m) of the Code or any successor section and regulations thereunder), would not exceed the aggregate amount of $999,999.00 for the applicable calendar year (“Limitation”).
          To the extent the restrictions on any Contingent Shares do not lapse due to the application of this Section 8, the restrictions on such Contingent Shares shall lapse on the first to occur of:
          (a) the last business day of any subsequent calendar year or years to the extent that the Limitation is not exceeded for such year or years;
          (b) the date next following the Grantee’s termination of employment with the Company and its affiliates for any reason other than for Cause, or
          (c) the first business day of the year next following the year with respect to which the Grantee ceases to be a “covered employee” (as defined in Section 162(m) of the Code or any successor section and regulations thereunder).
     “Cause means the Grantee’s conviction for the commission of a felony, or the Grantee’s fraud or dishonesty which has resulted in or is likely to result in material economic damage to the Company or any affiliate.

     9. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     10. Withholding Taxes. The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements as provided in the Plan.
     11. Governing Law. This Agreement shall be construed under the laws of the State of Indiana.
     12. Securities Law Compliance. The delivery of all or any of the Common Stock relating to Contingent Shares shall only be effective at such time that the issuance of such Common Stock will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Common Stock under the Securities Act of 1933 or to effect any state registration or qualification of the Common Stock issued under this Agreement. The Company may, in its sole discretion, delay the delivery of Common Stock or place restrictive legends on Common Stock in order to ensure that the issuance of any Common Stock will be in compliance with federal or state securities laws and the rules of any exchange upon which the Company’s Common Stock is traded. If the Company delays the delivery of Common Stock in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Common Stock at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such other date that may be permitted under Code Section 409A.
     13. Entire Agreement; Code Section 409A Compliance. This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Grantee is unexpectedly required to include in the Grantee’s current year’s income any amount of compensation relating to the Contingent Shares because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Grantee may receive a distribution of Common Stock in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

          IN WITNESS WHEREOF, the company has caused this Award to be granted, and the Grantee has accepted this Award, as of the date first above written.

NISOURCE INC.
By:

(Grantee)